Exhibit 19

Policy Statement on Insider Trading

Purpose

Atlantic Union Bankshares Corporation (the “Company”) is a public company, the common stock of which is traded on the New York Stock Exchange and registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Pursuant to the Exchange Act, the Company periodically files reports and proxy statements with the U.S. Securities and Exchange Commission (“SEC”).

Although the Company respects the right of each director and employee of the Company and its direct and indirect subsidiaries to engage in investment activities and encourages directors and employees to become and remain shareholders of the Company, it is important that such practices avoid any appearance of impropriety, as well as remain in full compliance with the law.

The purpose of this Policy Statement is to reaffirm, in a comprehensive statement, the Company’s long-standing policies with regard to the protection of material, nonpublic, and other confidential information, the stringent ethical and legal prohibitions against insider trading and tipping, and the expected standards of conduct of directors and employees of the Company and its direct and indirect subsidiaries in these highly sensitive areas. Failure to adhere strictly to this Policy Statement could both damage the Company’s reputation and otherwise result in serious adverse consequences to the Company and the individuals involved.

Scope

Persons Subject to this Policy Statement. This Policy Statement applies to all directors and employees of the Company, Atlantic Union Bank (the “Bank”) and their respective subsidiaries. For purposes of this Policy Statement, employees include all employees whether full-time, part-time or temporary. This Policy Statement also applies to family members, other members of a person’s household and entities controlled by a person covered by this Policy Statement, as described below.

Transactions Subject to this Policy Statement. This Policy Statement applies to transactions in the Company’s securities (collectively referred to in this Policy Statement as “Company Securities”), including the Company’s common stock, options to purchase common stock, or any other type of securities that the Company may issue, including (but not limited to) preferred stock, depositary shares, convertible debentures and warrants, as well as derivative securities that are not issued by the Company, such as exchange-traded put or call options or swaps relating to the Company’s Securities.

Policy Statement on Insider Trading

(applicable to all directors and employees)

No director or employee (whether full-time, part-time or temporary) of the Company, the Bank or any of their respective subsidiaries shall engage in transactions in any Company Securities, except as otherwise specified in this Policy Statement, while in possession of material, nonpublic information regarding the Company, the Bank or their respective subsidiaries, so-called “insider trading.” Nor shall any director or employee communicate such material, nonpublic information to any person who might use such information to purchase or sell securities, so-called “tipping.”

In addition, it is the policy of the Company that no director or employee of the Company, the Bank or their respective subsidiaries who, in the course of working for the Company, the Bank or their respective subsidiaries, learns of material nonpublic information about a company (1) with which the Company, the Bank or their respective subsidiaries does business, such as the Company’s distributors, vendors, customers and suppliers, or (2) that is involved in a potential transaction or business relationship with the Company, the Bank or their respective subsidiaries, may engage in transactions in that company’s securities until the information becomes public or is no longer material.

Material Information. The question of whether information is “material” is not always easily resolved. Generally speaking, information is deemed “material” where there is a substantial likelihood that a reasonable investor could consider the information important in deciding whether to buy or sell the securities in question, or where the information, if disclosed, could be viewed by a reasonable investor as having significantly altered the “total mix” of information available. Where the nonpublic information relates to a possible or contingent event, materiality depends upon a balancing of both the probability that the event will occur and the anticipated magnitude of the event in light of the totality of a company’s activities. Common, but by no means exclusive, examples of “material” information include information concerning:

●	earnings, including adjustments of reported earnings;
●	changes to previously announced earnings guidance, or the decision to suspend earnings guidance;
●	plans of a proposed acquisition or merger;
●	plans of a proposed acquisition or disposition of significant assets;
●	stock splits, changes in dividend policy, or an offering of additional securities;
●	the establishment of a repurchase program for Company Securities;
●	significant exposure due to actual or threatened litigation;
●	significant governmental regulatory activities;
●	a significant cybersecurity incident, such as a data breach; and
●	changes in senior management.

Either positive or negative information may be material. Because materiality determinations are often challenged with the benefit of hindsight, if a director or employee has any doubt whether certain information is “material,” such doubt should be resolved in favor of not trading until such information has become public or no longer is material.

Nonpublic Information. Information is “nonpublic” until it has been made publicly available to investors generally. In this respect, one must be able to point to some fact or event to show that the information is generally public, such as inclusion in reports filed with the SEC or press releases issued by a company, or by publication in a widely-available newspaper or news website. Even after public disclosure, it is still necessary to provide the investing public with sufficient time to absorb the information. In general, information may be considered to be fully absorbed by the marketplace on the second business day after such information was released. If, for example, the Company were to make an announcement on a Monday, you should not purchase or sell Company Securities until Wednesday (assuming you are not aware of any material, nonpublic information at that time). Depending on the particular circumstances, the Company may determine that a longer or shorter period should apply to the release of specific material nonpublic information.

Prohibitions. Accordingly, in the handling of information obtained as a result of their employment with or service to the Company, the Bank or any of their respective subsidiaries, directors and employees must not:

●	Disclose material, nonpublic, or other confidential information to anyone, inside or outside of the Company, including Family Members (as defined below) and friends, except on a strict need-to-know basis and under circumstances that make it reasonable to believe that the information will not be misused or improperly disclosed by the recipient.

●	Recommend or suggest that any person or entity engage in transactions in Company Securities, or any other companies, while in possession of material, nonpublic information about those securities.

●	Engage in any transactions in Company Securities or any other company, whether directly or indirectly through Family Members or Controlled Entities (as defined below), while in possession of material, nonpublic information regarding those securities.

These prohibitions apply regardless of how the prohibited communication occurs, whether orally, in writing, or through social media channels such as Facebook, Twitter, LinkedIn, electronic bulletin boards or chat rooms.

Family Members and Controlled Entities. For purposes of this Policy Statement, “Family Members” means, with respect to any director or employee, anyone who lives in the director or employee’s household, whether or not a family member (including a spouse, child, a child away at college, stepchildren, grandchildren, parents, stepparent, grandparents, siblings and in-laws), , and any family members who do not live in the director or employee’s household but whose transactions in Company securities are directed by him/her or subject to his/her influence or control (e.g., any family member who consults with the director or employee before engaging in any transaction in Company Securities). “Controlled Entities” means, with respect to any director or employee, any entities controlled by the director or employee or for which the director or employee controls investment decisions, which may include corporations, partnerships, trusts of which the director or employee is a grantor or trustee, IRAs and 401(k) accounts. Directors and employees are personally responsible for ensuring that the transactions of Family Members and Controlled Entities do not violate this Policy Statement and, therefore, directors and employees should make Family Members and Controlled Entities aware of the need to confer with them before they engage in any transaction in Company Securities.

Transactions under Company Plans. This Policy Statement does not apply to the following transactions in Company Securities, except as specifically noted:

●	Stock Options. This Policy Statement does not apply to the exercise of stock options under any Company incentive stock plan where no broker is involved and no Company Securities are sold in the market to fund the stock option exercise; however, this Policy Statement does apply to (1) any sale of Company Securities as part of a broker-assisted cashless exercise of a stock option; (2) any other market sale for the purpose of generating the cash needed to pay the exercise price of a stock option; and (3) the subsequent sale of any Company Securities obtained as a result of the exercise of a stock option.

●	Restricted Stock and Restricted Stock Unit Awards. This Policy Statement does not apply to the vesting of restricted stock or restricted stock units, or the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock or restricted stock units; however, this Policy Statement does apply to any market sale of previously restricted stock or restricted stock units.

●	Dividend Reinvestment Plans. This Policy Statement does not apply to automatic purchases of Company Securities under the Company’s dividend reinvestment plan; however, this Policy Statement does apply to (1) the election to participate or change the level of participation in such a plan; (2) voluntary purchases from additional contributions to such a plan; and (3) the sale of any Company Securities purchased through any such plan.

●	401(k) Plan. The Company’s 401(k) Profit Sharing Plan contains an Employee Stock Ownership Plan (“ESOP”). This Policy Statement does not apply to the Company’s discretionary contributions of Company Securities under the ESOP; however, this Policy Statement does apply to (1) changes in your investment election, including divestiture of Company Securities in the ESOP into other investment options; (2) the sale of any Company Securities distributed under the ESOP; and (3) the election to participate in the dividend reinvestment feature of the ESOP.

Transactions Not Involving a Purchase or Sale. Bona fide gifts are not transactions subject to this Policy Statement, unless you have reason to believe that the recipient intends to sell the Company Securities while you are aware of material nonpublic information, or you are subject to the trading restrictions specified below under the heading “Additional Restrictions.”

Post-Termination Transactions. If a director or employee is aware of material, nonpublic information when he/she terminates service or employment, he/she may not engage in any transaction in Company Securities until that information has become public or is no longer material.

Company Assistance and Administration. The General Counsel shall serve as the Compliance Coordinator (“Compliance Coordinator”) for purposes of this Policy Statement. In the General Counsel’s absence, the Associate General Counsel – Corporate and Securities shall fulfill the responsibilities of the Compliance Coordinator, and in the Associate General Counsel – Corporate and Securities’ absence, the Chief Financial Officer shall fulfill the responsibilities of the Compliance Coordinator. A director or employee who has a question about this Policy Statement or who is unsure whether certain information is “material” or “nonpublic” should seek additional guidance from the Compliance Coordinator.

In general, all directors and employees should scrupulously avoid taking personal advantage of any material, nonpublic information that they may acquire, no matter how they may have acquired it. Compliance with this Policy Statement is the personal obligation of each director and employee.

Unauthorized or Inadvertent Disclosure. The SEC’s Regulation FD prohibits the selective disclosure of material nonpublic information to certain specified persons, and is intended to eliminate situations in which a company may disclose material nonpublic information to investment analysts or selected institutional investors, before disclosing the information to the general public. As such, the only persons authorized to speak on behalf of the Company to broker-dealers, investment analysts, investment advisers, shareholders, investment companies and similar associated or affiliated persons are the Company’s President and Chief Executive Officer, Chief Financial Officer and Director of Investor Relations, or other persons specifically designated by them to speak with respect to a particular topic or purpose (each an “Authorized Spokesperson”).

If you are not an Authorized Spokesperson and you receive an inquiry from a broker-dealer, investment analyst, investment adviser, shareholder, investment company or similar associated or affiliated persons, you must forward such inquiry to the Director of Investor Relations. Under no circumstances should you attempt to handle any inquiry without prior authorization from an Authorized Spokesperson.

If a director or employee becomes aware that material nonpublic information has been disclosed to a person outside the Company who is not obligated to keep the information confidential, the director or employee must immediately report all the facts to the Compliance Coordinator so that the Company may take appropriate remedial action. Under SEC rules, the Company often has only 24 hours after learning of an inadvertent disclosure to publicly disclose such information.

Violations of the laws against insider trading and tipping by Company directors and employees can expose them and the Company to severe civil and criminal liability, including civil treble damages, criminal penalties of $5 million, and imprisonment of twenty years.

Hedging and Other Transactions

(applicable to all directors and employees)

The Company seeks to align the interests of directors and employees who own Company Securities with the economic interests of the Company’s other shareholders. Accordingly, this section provides for restrictions on hedging, pledging, and margin account transactions.

Hedging. Beginning July 1, 2018, no director or employee of the Company, the Bank or any of their respective subsidiaries may enter into any transaction designed to hedge or offset decreases in the market value of Company Securities or any speculative transaction involving Company Securities, such as short sales, puts, calls, forward sales or purchase contracts, swaps, or other derivative transactions (collectively, “hedging transactions”). Such transactions may allow the director or employee to experience the benefits of owning Company Securities without the risks of price fluctuations in the securities. Hedging transactions entered into prior to July 1, 2018 are disfavored but do not violate this Policy Statement.

Margin Accounts; Pledging. Under a margin arrangement, a broker may sell Company Securities in a margin account at any time without the director’s or employee’s consent if the value falls below the margin requirements. If the sale is made when the director or employee is aware of material, non-public information, the director or employee may become subject to insider trading liability, even though he or she did not request the sale. Similar risks arise when an employee pledges (or hypothecates) Company Securities as collateral to secure a bank loan or other obligation. The Company discourages directors and employees from entering into transactions in which Company Securities are held in margin brokerage accounts or pledged as collateral to secure an obligation (collectively, “pledge transactions”). In addition, beginning July 1, 2018, Section 16 Insiders and Covered Persons (as defined below) may not enter into any transaction by which Company Securities may be held in a margin account or pledged as collateral to secure an obligation.

Additional Restrictions

(applicable to Section 16 Insiders and Covered Persons)

This Policy Statement applies additional restrictions to persons who, because of the nature of their employment or position, are most likely to have access to material, nonpublic information regarding the Company, the Bank and their respective subsidiaries. Persons subject to these additional restrictions are “Section 16 Insiders” and “Covered Persons,” as well as the Family Members and Controlled Entities of such Section 16 Insiders and Covered Persons.

Section 16 Insiders are all directors and executive officers of the Company and any other person who performs a significant policy-making function for the Company, all of whom are required to file Section 16 reports with the SEC with respect to their transactions in Company Securities (as discussed below). Section 16 Insiders are designated on the attached Schedule A as such schedule may be updated from time to time by the Company’s Board of Directors.

Covered Persons are all employees designated on the attached Schedule B as such schedule may be updated from time to time by the Chief Financial Officer or the General Counsel.

Pre-Clearance Procedures. All Section 16 Insiders and Covered Persons are required to refrain from engaging in any transaction in Company Securities, either directly or indirectly through a Family Member or Controlled Entity, even when no blackout period (as described below) is in effect, unless they have first pre-cleared the transaction with the Compliance Coordinator. In order to comply with the pre-clearance requirement, Section 16 Insiders and Covered Persons must notify the Compliance Coordinator by e-mail at least two business days prior to engaging in the transaction and must certify to the Compliance Coordinator that they are not in possession of any material, nonpublic information. The Compliance Coordinator is under no obligation to approve a transaction submitted for pre-clearance. The Compliance Coordinator will use reasonable efforts to approve or deny, in a timely manner, a transaction submitted properly for pre-clearance. If the request is approved, the Section 16 Insider or Covered Person may proceed with the transaction immediately. Approval will remain valid until the close of trading five business days following the day on which approval was given unless otherwise stated in the approval. If the request is denied, the Section 16 Insider or Covered Person should not engage in the proposed transaction and should not inform any other person of the restriction.

The Compliance Coordinator’s approval of a transaction submitted for pre-clearance does not constitute legal advice, does not constitute confirmation that the Section 16 Insider or Covered Person does not possess material, nonpublic information, and does not in any way insulate the Section 16 Insider or Covered Person from liability under the securities laws or relieve that individual of any of his/her legal obligations. As a reminder, each Section 16 Insider and each Covered Person is individually responsible for ensuring that he/she is not, and Family Members and Controlled Entities are not, trading in Company Securities while in possession of material, nonpublic information.

10b5-1 Plans. The SEC adopted Rule 10b5-1 to assist insiders of public companies in carrying out personal trading programs with reduced risk of violating insider trading laws. Rule 10b5-1 permits insiders to implement written plans to purchase or sell company securities provided the plan meets certain specified conditions, is adopted in good faith and at a time when the insider is not in possession of material, nonpublic information and is in accordance with the Company’s “Guidelines for Rule 10b5-1 Plans”. To comply with this Policy, any Rule 10b5-1 trading plan, or modifications to such plan, must be approved by the Compliance Coordinator prior to entering into the plan or modification and must meet the requirements of the Company’s “Guidelines for Rule 10b5-1 Plans,” which may be obtained from the Compliance Coordinator. A Section 16 Insider or Covered Person may not enter into or modify a Rule 10b5-1 trading plan during a blackout period. Once a valid Rule 10b5-1 trading plan is approved by the Compliance Coordinator, trades made pursuant to the plan will not require additional pre-clearance.

The existence of a 10b5-1 trading plan does not eliminate the requirements and prohibitions contained in other relevant securities laws. Any transactions pursuant to a 10b5-1 trading plan must still be reported in compliance with Section 16 of the Exchange Act and must comply with short-swing liability rules under the Exchange Act and Rule 144 under the Securities Act of 1933 (as discussed below).

Quarterly Blackout Periods. Quarterly blackout periods are periods designated by the Company as times during which Section 16 Insiders and Covered Persons may not trade in Company Securities regardless of actual possession or non-possession of material, nonpublic information. These restricted trading periods were designated, in part, to avoid any perceived violation of law. Section 16 Insiders and Covered Persons shall not trade in Company Securities beginning with the business day coinciding with the regularly scheduled meeting of the Company’s Board of Directors for the third month of each calendar quarter (March, June, September, and December), and ending on the second business day after the release of quarterly earnings. If, for example, the Company were to release quarterly earnings on a Tuesday, Section 16 Insiders and Covered Persons could not trade in Company securities until Thursday. In the event there is no regularly scheduled meeting of the Company’s Board of Directors during the third month of any calendar quarter, Section 16 Insiders and Covered Persons shall not trade in Company securities beginning with the 25th day of the third month of such calendar quarter and ending on the second business day after the release of quarterly earnings. In certain circumstances, the quarterly blackout period may begin earlier or later than set forth above, as designated by the General Counsel and Chief Financial Officer, but in no event later than the 25th day of the third month of the calendar quarter. In addition, Section 16 Insiders and Covered Persons shall not trade beginning on the business day coinciding with the dividend declaration date and ending on the second business day immediately following the public announcement of such dividend.

Limited Exceptions. The quarterly blackout periods and pre-clearance requirements imposed by this Policy Statement do not apply to those transactions to which this Policy Statement does not apply, as described above under the heading “Transactions Under Company Plans.”

Even if a transaction is subject to one of the limited exceptions listed above, Section 16 Insiders and Covered Persons are responsible for complying with applicable law at all times.

Event-Specific Blackout Periods. From time to time, an event (such as negotiation of a merger or acquisition) may occur or may be anticipated to occur that is material to the Company and is not publicly disclosed. During such times, the Company may impose special blackout periods during which directors, executives, and other persons as are designated by the Compliance Coordinator may not engage in any transaction in Company Securities other than the limited exceptions discussed above. Any person made aware of the existence of an event-specific blackout should keep the blackout confidential and not disclose the existence of the blackout to any other person.

Gifts. Section 16 Insiders and Covered Persons must comply with the pre-clearance requirements imposed by this Policy Statement before making any gift (including a bona fide gift) and no such person may make a gift (including a bona fide gift) during a blackout period or when they are otherwise aware of material nonpublic information.

Hedging. Section 16 Insiders and Covered Persons may not enter into transactions designed to hedge or offset decreases in the market value of Company Securities, or any speculative transaction involving Company Securities. Refer to the section in this Policy Statement titled “Hedging and Other Transactions” for details regarding the prohibition on hedging transactions.

Margin Accounts; Pledging. Section 16 Insiders and Covered Persons may not enter into any transaction by which Company Securities may be held in a margin account or pledged as collateral to secure an obligation. Refer to the section in this Policy Statement titled “Hedging and Other Transactions” for details regarding the prohibition on margin accounts and pledging.

Annual Certification. Each Section 16 Insider and Covered Person must, by signing and returning the attached certification form, annually certify that he/she has read, understands, and will abide by this Policy Statement.

Section 16 Reporting

(applicable to Section 16 Insiders)

Section 16 Insiders are also subject to the reporting requirements under the Exchange Act in Section 16(a), the “short-swing profit” liability rules of Section 16(b) and the prohibition on short sales of Section 16(c). These obligations may continue for up to six months following a Section 16 Insider’s termination of employment or Board service.

Section 16(a) Reporting. Section 16(a) requires Section 16 Insiders to report on a Form 3 their initial ownership of any Company securities in which they are deemed to have a financial or “pecuniary” interest, which often includes Company Securities held by certain Family Members and Controlled Entities. Thereafter, if there is any change in the Section 16 Insider’s interest in Company Securities, the Section 16 Insider probably will be required to file a Form 4 with the SEC reporting the change. In virtually all cases, the Form 4 must be filed electronically no later than the second business day following the transaction date.

Under SEC rules, the preparation and filing of Section 16(a) reports is the Section 16 Insider’s personal responsibility. However, because of the complexities of compliance with Section 16(a) filing requirements, the Company provides Section 16 Insiders with assistance in preparing and filing their reports. To that end, the Compliance Coordinator may assist all Section 16 Insiders to prepare, review and file all Forms 3, 4 and 5.

If a Section 16 Insider has any transaction or change in ownership in his/her Company securities (other than as a result of automatic dividend reinvestment or receipt of an award under any Company incentive stock plan for which the Compliance Coordinator automatically will prepare a Form 4; see below), he/she should report the transaction to the Compliance Coordinator no later than the transaction date. The transaction should be reported even if the transaction was pre-cleared. Based on this information, the Compliance Coordinator will prepare any required Form 4 or 5 on the Section 16 Insider’s behalf. Due to the abbreviated two-day period in which to file Form 4s, the Compliance Coordinator may have the Form 4 executed on the Section 16 Insider’s behalf using the power of attorney that he/she granted for this purpose and will then file the completed form with the SEC.

If a Section 16 Insider receives Company Securities through an award under any Company incentive stock plan, the Compliance Coordinator automatically will prepare a Form 4 on the Section 16 Insider’s behalf.

While the Company has decided to assist Section 16 Insiders with Section 16(a) reporting compliance, each Section 16 Insider should recognize that it will remain his/her individual legal obligation to ensure that all filings are made timely and correctly, even for those filings automatically prepared by the Compliance Coordinator. The Company can only facilitate a Section 16 Insider’s compliance to the extent that the Section 16 Insider provides the Company with the necessary information. The Company does not assume any legal responsibility in this regard. Any Section 16 Insider who would like more detailed information regarding his/her Section 16(a) reporting obligations should contact the Compliance Coordinator.

Short-Swing Profits. Under Section 16(b), any combination of non-exempt purchase and sale or non-exempt sale and purchase of Company Securities within a period of less than six months by a Section 16 Insider must be analyzed for “short-swing profits,” and all short-swing profits from the matched transactions must be disgorged to the Company. Section 16 Insiders who conduct a non-exempt purchase of Company Securities are strongly encouraged to wait at least six months before engaging in a non-exempt sale of Company Securities and vice versa. Whether or not a Section 16 Insider has had a transaction within the previous six months, all transactions (other than stock option exercises and dividend reinvestment as discussed above) must still be pre-cleared through the Compliance Coordinator. Any Section 16 Insider who would like more detailed information regarding the “short-swing profits” rules should contact the Compliance Coordinator.

Short Sales. Short sales of Company Securities evidence an expectation on the part of the seller that the securities will decline in value and, therefore, signal to the market that the seller has no confidence in the Company or its short-term prospects. In addition, short sales may reduce the seller’s incentive to improve the Company’s performance. For these reasons, Section 16 Insiders may not engage in short sales of Company Securities. In addition, Section 16(c) of the Exchange Act prohibits the Company’s directors and officers from engaging in short sales.

Additional Reporting Under Rule 144. In addition to the Section 16(a) reporting requirements, most sales of Company Securities where the amount sold in any three-month period exceeds 5,000 shares or $50,000 in value require the Section 16 Insider to file a Form 144 with the SEC no later than the time the Section 16 Insider places the sale order with a broker or executes the trade directly with a market marker.

Summary

The actions of each director and employee with respect to matters governed by this Policy Statement are significant indications of the individual’s judgment, ethics, and competence. Accordingly, insensitivity to or disregard of the principles of this Policy Statement may constitute an important element in the evaluation of an employee for retention, assignment, and promotion or a director’s service on a board. Any actions in violation of this Policy Statement may be grounds for disciplinary action, as well as expose the individual to severe civil and criminal liability.

As a final proposition, certain employees not specifically designated as Covered Persons but whose responsibilities or functions require or involve routine access to confidential and material, nonpublic information, or who are asked to work on sensitive projects or transactions should contact the Compliance Coordinator for assistance in determining if they should execute a transaction in Company securities in an abundance of caution.

###

CERTIFICATION

I have read this Policy Statement on Insider Trading, understand the application of the Policy Statement to me, my Family Members, and my Controlled Entities, and I agree to abide by the Policy Statement.

DateSignature

Name (Printed)